Exhibit 99.2

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Conference Call Transcript

RGEN—Repligen Reports Preliminary Fiscal Year 2011 Financial Results and Provides Financial Guidance and Development Goals for Fiscal Year 2012

Event Date/Time: Apr 21, 2011 / 02:00PM GMT

FINAL TRANSCRIPT

Apr 21, 2011 / 02:00PM GMT, RGEN—Repligen Reports Preliminary Fiscal Year 2011 Financial Results and Provides Financial Guidance and Development Goals for Fiscal Year 2012

CORPORATE PARTICIPANTS

Bill Kelly

Repligen Corporation—CFO

Walter Herlihy

Repligen Corporation—President & CEO

CONFERENCE CALL PARTICIPANTS

Robert Lazaroff

Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to Repligen’s preliminary fiscal year 2011 financial results and fiscal year 2012 corporate goals and expectations conference call.

At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to Mr. Bill Kelly, Chief Financial Officer. Please proceed.

Bill Kelly —Repligen Corporation—CFO

Thank you and good morning. The purpose of our call is to discuss our financial projections and corporate goals for our fiscal year 2012 which began on April 1. Joining me today is Dr. Walter Herlihy, our President and CEO.

At the outset I would like to state that this discussion may contain forward-looking statements. These statements are subject to factors which may cause our plans to change or results to vary. Additional information concerning these factors is discussed in our annual report on Form 10-K and other filings we make with the Securities and Exchange Commission.

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This morning we released our preliminary financial results for fiscal year 2012 which ended on March 31 — fiscal year 2011 which ended on March 31, 2011. For the year we recorded total revenue of $27.3 million, including product revenue of $15 million and royalty and other revenue of $12.3 million.

Product revenue increased $4.7 million, or 45%, compared to the prior year due to continued recovery in our bioprocessing business after the economic turmoil of the prior year. Royalty and other revenue increased $1.7 million and 16% compared to the prior year, driven largely by a $1.3 million increase in Orencia royalties.

R&D spending is expected to be approximately $12 million to $13 million and SG&A expenses should be approximately $7.5 million to $8.5 million. We expect to finish fiscal year 2011 with positive net income in the range of $0 to $0.5 million. The Company as of March 31, 2011, had $61.5 million in cash and investments, an increase of $2.4 million compared to the prior year.

Today we are providing initial financial expectations for fiscal year 2012 which ends on March 31, 2012. For fiscal year 2012 we expect total revenues of between $28 million and $30 million, which is based on a baseline estimate of approximately $15 million in product revenue.

FINAL TRANSCRIPT

Apr 21, 2011 / 02:00PM GMT, RGEN—Repligen Reports Preliminary Fiscal Year 2011 Financial Results and Provides Financial Guidance and Development Goals for Fiscal Year 2012

While we anticipate more than $4 million in Q1 product sales, an increase of more than 30% over the quarter just ended, we have been conservative in estimating the later quarters where we have less certainty. Our history has often been that actual results exceed our initial forecasts provided at the beginning of the year, and as such we remain optimistic that we may be able to deliver higher product revenue than our current projection, although such performance at the moment is difficult to quantify.

We also expect royalty and other revenue, which is comprised primarily of royalties from Orencia, to increase roughly 10% to approximately $13 million to $14 million.

R&D spending for the year is projected to be between $14 million to $15 million or about a $1.5 million increase over the year just ended. Included in this projected R&D spending are approximately $2.5 million in certain drug manufacturing, regulatory, and filing fees associated with the regulatory approval of RG1068, a $1 million increase in bioprocessing R&D to fund expansion of our Opus product line, and a $0.5 million milestone payment which is due upon the filing of our IND for RG3039 for spinal muscular atrophy.

SG&A spending is projected to be about $10.5 million to $11.5 million as we increase our sales and marketing efforts to support the upcoming product launch of RG1068 and continue to drive customer awareness and adoption of our Opus chromatography line and other bioprocessing products. As a result, we expect roughly a $5 million net loss, including more than $2.6 million of certain non-cash items such as depreciation, amortization, and stock compensation expense, and a cash burn of approximately $4 million for the year.

Cash and investments on March 31, 2012, are projected to be approximately $57 million to $58 million. These projections do not account for any revenues associated with out-licensing or expenses associated with product acquisition or in-licensing.

At this point I would like to turn the call over to Walter Herlihy for an update on our therapeutic pipeline.

Walter Herlihy —Repligen Corporation—President & CEO

Thank you, Bill. Today I would like to outline some of our key corporate objectives for the next year and then conclude with some thoughts on the deploying some of our cash reserves to accelerate the growth of our business.

The key corporate objective is to gain approval for RG1068 in pancreatic imaging in the United States and Europe. To initiate this process we have scheduled a meeting with the FDA at the end of May to review our Phase III clinical data and discuss our plans to file new drug application or NDA.

Pending FDA approval we may file the NDA as early as July, which could lead to an approval in the first half of 2012. Our product has fast track designation from the FDA, which may shorten the review time to six the eight months versus the 10 to 12 months for a normal review. After filing the NDA we will prepare the European equivalent called an MAA which we expect to file later this year.

We are also exploring potential development paths for Japan, which will likely require small clinical studies in Japanese nationals and the identification of a commercial partner prior to initiating regulatory filings. We believe that the high rate of MRI utilization in Japan and the potential for favorable initial pricing creates a market potential opportunity in Japan as large as the United States.

As we pursue regulatory approvals, we are also beginning to build the internal infrastructure to support RG1068. As announced in our February conference call, we recently hired Dr. Michael Hall as our Chief Medical Officer. Michael has more than 25 years of product development experience and has been involved in multiple NDA and MAA approvals and is well qualified to lead our efforts.

We are also in the process of hiring a Vice President of Sales and Marketing to lead our commercial efforts in the United States. We plan to seek a marketing partner to distribute RG1068 in Europe and have reinitiated discussions with potential partners.

We believe that the use of RG1068 to aid in the identification of structural abnormalities in patients with pancreatitis represents an addressable market opportunity in the United States and Europe of more than $100 million with significant additional opportunity in Japan and other countries.

FINAL TRANSCRIPT

Apr 21, 2011 / 02:00PM GMT, RGEN—Repligen Reports Preliminary Fiscal Year 2011 Financial Results and Provides Financial Guidance and Development Goals for Fiscal Year 2012

We also believe that RG1068 will have additional applications, as is often the case for biologic products. A second application which we intend to explore is the potential use of RG1068 to improve the identification and surgical resection of pancreatic cancer. We plan to initiate a pilot clinical trial to evaluate this use later this quarter.

Thirdly, some of our advisers believe that RG1068 could be useful in detecting functional issues in the pancreas and we expect to select a third application for clinical investigation by year’s end.

Turning to our pipeline, we are developing RG2833 for the treatment of Friedreich’s ataxia and RG3039 for spinal muscular atrophy. In each of these diseases there is a well-characterized defect in a single gene which leads to diminish production of a key protein. Both diseases are characterized by progressive loss of muscle function and typically early death.

While these are somewhat obscure diseases, there estimated to be 15,000 patients worldwide with Friedreich’s ataxia and 20,000 with SMA. Thus the prevalence for each disease is larger than the prevalence of Gaucher’s disease, which of course is the target of Genzyme’s leading drug. Even with conservative pricing assumptions, each of our orphan drug products represents a market opportunity of at least $500 million.

In both of these programs we are developing an orally available drug which is designed to activate production of the missing protein and thus it has the potential to halt disease progression. Pending regulatory approval, we plan to initiate Phase I trials for both RG2833 and RG3039 this year.

As these products approach the clinic, we have seen increased interest from potential pharmaceutical partners. We have decided to engage several potential partners in discussion about a development and commercial collaboration. These discussions will allow us to define whether a high-value partnership can be formed this year or whether waiting until we have evidence of clinical activity will result in significantly better economics.

As previously discussed, we are evolving our bioprocessing business from an OEM business model in which we supply bulk Protein A products to a few customers to a direct sales model in which we market chromatography products directly to end-users. This will enable us to participate in a much larger market and increase the number of customers and products, and ultimately smooth out the quarterly fluctuations in sales.

Last year we launched a line of pre-packed chromatography columns which we sell under the Opus brand name. These columns are designed to be plug-and-play for our customers, which saves them the time and expense of set up and cleaning for each run.

We have received considerable interest from the pharmaceutical industry for Opus columns in larger sizes than we currently offer. As a result, we are making a significant R&D investment to expand the Opus line this year. And based on initial market feedback, we believe that the Opus line has a revenue potential at least as large as our Protein A OEM business or more than $10 million.

To support Opus and the other products we sell directly to end-users, we are building a lean commercial infrastructure which has included hiring sales representatives in California, on the East Coast, and in Europe. We are also establishing distributor relationships for markets such as India. While our commercial organization is small, we believe that we can successfully access the 200 customers who represent the core of the biopharmaceutical business and who currently purchase more than $500 million of chromatography products annually.

These are our core objectives for RG1068, our CNS pipeline, and our bioprocessing business, and as our fiscal year 2012 financial objectives indicate, they can be largely financed from our current revenue streams.

Looking ahead, we have asked the question how can we amplify on these activities in order to accelerate our growth to the point where we have a growing profitable company with more than $50 million of product revenue, which has the resources and the competencies in product development, manufacturing, and sales and marketing to independently develop and market a product for orphan disease such as Friedreich’s ataxia.

In the past month I have had the opportunity to speak with many of our shareholders. The vast majority strongly support the use of a portion of our cash reserves to acquire additional products which would be sold to our bioprocessing customers and our future customers in radiology and gastroenterology. We have efforts in both areas and expect that we will be able to find complimentary products which incrementally leverage our growing investment in our commercial infrastructure for both bioprocessing and imaging.

As noted in the press release, we do not at this time anticipate expending additional resources on RG2417, our product candidate for bipolar depression. As previously disclosed, we are searching for pipeline assets which will bolster the potential upside of the Company.

FINAL TRANSCRIPT

Apr 21, 2011 / 02:00PM GMT, RGEN—Repligen Reports Preliminary Fiscal Year 2011 Financial Results and Provides Financial Guidance and Development Goals for Fiscal Year 2012

In summary, our key goals for the next 12 months are — one, complete the regulatory filings for RG1068 in the United States and Europe and prepare to launch the product in the United States and secure a commercial partner in Europe. Second, we will assess the potential use of RG1068 in pancreatic cancer and identify other potential uses.

Third, we will initiate clinical trials of both RG2833 and RG3039 and engage in exploratory discussions with potential pharmaceutical partners. Fourth, we intend to develop and launch extensions to the Opus product line. And fifth, we will seek to acquire products which can be sold to bioprocessing or radiology and GI customers or to bolster our product line.

We believe that successful completion of these objectives over the next year will propel the Company to the next stage of development.

Finally, it is a matter of public record that Alex Rich, our Chairman, and I own an aggregate of approximately 900,000 shares of Repligen stock and other insiders own another 250,000 shares. As such, our personal interests are highly aligned with shareholders’ interests and we are committed to the goal of increasing the value of the Company by successfully executing on these objectives.

Thank you for participating in today’s call. And at this point, operator, we would be happy to field any questions there may be.

QUESTION AND ANSWER

Operator

(Operator Instructions) [Robert Lazaroff].

Robert Lazaroff Analyst

Thank you. Can you please tell us regarding Friedreich’s ataxia and SMA what the clinical timelines will be for either calendar or fiscal next one, two, three years? And if we get approval, what implications are there for the fast track movement on these drugs? Thank you.

Walter Herlihy —Repligen Corporation—President & CEO

Sure, the timeline for the next couple years is to initiate Phase I studies in this calendar year, to complete both what they call Phase Ia, single-dose studies, and Phase Ib, which would be multiple doses given to the same patient in succession, by the end of calendar year 2012. That would be two studies for each of those by the end of calendar year 2012.

For Friedreich’s ataxia where the initial experiments we hope to be in patients, I think the key objective which could change perception on the value of this program that I alluded to in the commercial partnering discussions, is the identification or the developing data to support the notion that this drug does raise the levels of the protein for ataxia — in patients with Friedreich’s ataxia. This is what we call a biomarker and will give us strong evidence that we are on the right track.

Following that it’s a little less certain what the exact timelines would be for doing efficacy trials, but they would typically take a couple of years to do efficacy studies. And then, of course, there would be regulatory filings and whatnot and review prior to approval.

For us I think in the next 18 to 20 months if we can establish safety and in Friedreich’s ataxia initial evidence of efficacy that will be a good accomplishment.

Operator

FINAL TRANSCRIPT

Apr 21, 2011 / 02:00PM GMT, RGEN—Repligen Reports Preliminary Fiscal Year 2011 Financial Results and Provides Financial Guidance and Development Goals for Fiscal Year 2012

(Operator Instructions) If there are no further questions, I would like to turn the call back over to Mr. Walter Herlihy for closing comments.

Walter Herlihy —Repligen Corporation—President & CEO

Thank everyone for listening to our call. As always, if you have additional questions or comments, please feel free to direct them to investor relations at the Company.

Operator

Thank you all for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a wonderful day.

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